Exhibit 99.1

February 27, 2012

FOR IMMEDIATE RELEASE

Contact:  Laura Ulbrandt  (212) 460-1900

LEUCADIA NATIONAL CORPORATION
ANNOUNCES 2011 RESULTS

Leucadia National Corporation (LUK – NYSE) today announced its operating results for the year ended December 31, 2011.  Net income attributable to Leucadia National Corporation common shareholders was $25,231,000 ($.10 per diluted common share) for 2011 compared to net income of $1,939,312,000 ($7.85 per diluted common share) for 2010.  Net income for 2010 included an adjustment to reduce income tax expense by $1,157,111,000, resulting from the Company’s conclusion that it is more likely than not that it will have future taxable income sufficient to realize that portion of its net deferred tax asset.  Net income attributable to Leucadia National Corporation common shareholders for 2011 and 2010 also included income from discontinued operations, including gain on disposal of $8,262,000 or $.03 per diluted common share and $51,149,000 or $.19 per diluted common share.

For more information on the Company’s results of operations for 2011, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the Securities and Exchange Commission today.

SUMMARY FOR LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
(In thousands, except per share amounts)

	For the Three Month		For the Year
	Period Ended December 31,		Ended December 31,
	2011	2010	2011	2010
	(Unaudited)

Revenues and other income	$297,235	$585,644	$1,570,768	$1,320,004

Net securities gains	$102,261	$9,078	$641,476	$179,494

Income from continuing operations before income taxes
and income (losses) related to associated companies	$63,436	$299,553	$680,988	$369,003

Income tax provision (benefit)	27,057	(1,150,254)	270,253	(1,139,318)

Income from continuing operations before
income (losses) related to associated companies	36,379	1,449,807	410,735	1,508,321

Income (losses) related to associated companies, net of taxes	76,615	226,782	(394,041)	380,766

Income from continuing operations	112,994	1,676,589	16,694	1,889,087

Income from discontinued operations, including gain
on disposal, net of taxes	6,070	18,450	8,262	51,149

Net income	119,064	1,695,039	24,956	1,940,236

Net (income) loss attributable to the noncontrolling interest	373	183	275	(924)

Net income attributable to Leucadia National
Corporation common shareholders	$119,437	$1,695,222	$25,231	$1,939,312

Basic earnings per common share attributable to
Leucadia National Corporation common shareholders:
Income from continuing operations	$.46	$6.89	$.07	$7.77
Income from discontinued operations, including gain on disposal	.03	.07	.03	.20
Net income	$.49	$6.96	$.10	$7.97
Number of shares in calculation	244,583	243,546	244,425	243,379

Diluted earnings per common share attributable to
Leucadia National Corporation common shareholders:
Income from continuing operations	$.46	$6.77	$.07	$7.66
Income from discontinued operations, including gain on disposal	.02	.07	.03	.19
Net income	$.48	$6.84	$.10	$7.85
Number of shares in calculation	248,874	247,847	244,573	247,672